Exhibit 5.2

Consent of Independent Chartered Accountants

We consent to the use of our report dated October 9, 2001 with respect to the consolidated financial statements of Videon CableSystems Inc. (formerly Moffat Communications Limited) as at August 31, 2001 and the consolidated statements of income (loss), deficit and cash flows for the six months then ended and the consolidated statements of income (loss) and cash flows of Moffat Communications Limited for the six months ended February 28, 2001 in Post-Effective Amendment No. 1 to Registration Statement No. 333-14114 (Form F-10) of Shaw Communications Inc. dated November 12, 2003.

Calgary, Canada
November 12, 2003
/s/ Ernst & Young LLP